OASIS PETROLEUM INC.,
THE SUBSIDIARY GUARANTORS NAMED HEREIN,
and
U.S. BANK NATIONAL ASSOCIATION, as Trustee

_______________________________

FOURTH SUPPLEMENTAL INDENTURE
Dated as of October 26, 2015
to
Indenture
Dated as of November 10, 2011
6.5% Senior Notes due 2021

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 26, 2015, is by and among Oasis Petroleum Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors named herein, and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).
WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee have heretofore executed and delivered that certain Indenture, dated as of November 10, 2011 (as heretofore amended and supplemented by the First and Third Supplemental Indentures thereto, the “Indenture”);
WHEREAS, on November 10, 2011, the Company issued $400,000,000 in aggregate principal amount of its 6.5% Senior Notes due 2021 (the “Notes”);
WHEREAS, $400,000,000 in aggregate principal amount of the Notes is currently Outstanding;
WHEREAS, Section 1002 of the Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes, the Company, the Subsidiary Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture (subject to certain exceptions set forth therein);
WHEREAS, the execution and delivery of this Supplemental Indenture have been authorized by each of the Company and the Subsidiary Guarantors;
WHEREAS, the Company desires and has requested the Trustee to join with the Company and the Subsidiary Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 1002 of the Indenture;
WHEREAS, the Company has been soliciting consents to the amendments effected by this Supplemental Indenture upon the terms and subject to the conditions set forth in its Amended and Restated Consent Solicitation Statement dated October 21, 2015 and the related letter of consent (which together, including any amendments, modifications or supplements thereto, constitute the “Consent Solicitation”);
WHEREAS, (1) the Company has received the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 1003 of the Indenture and (3) the Company has satisfied all other conditions required under Article Ten of the Indenture to enable the Company, the Subsidiary Guarantors and the Trustee to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I
AMENDMENTS TO THE INDENTURE
Section 1.1 Amendments to the Indenture.
Section 1111(1) of the Indenture is hereby amended with respect to the Notes to read as follows:
the incurrence by the Company and any Subsidiary Guarantor of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greatest of (a) $200.0 million, (b) the sum of $100.0 million plus an amount equal to 25.0% of Adjusted Consolidated Net Tangible Assets of the Company, determined as of the date of the incurrence of such Indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom and (c) the lesser of (x) $1.525 billion and (y) the amount of the Borrowing Base in effect at the time of such incurrence;
Section 201 of the Indenture is hereby amended with respect to the Notes by inserting the following defined terms in their appropriate alphabetical order and deleting the defined terms for “Credit Facilities” and “Debt Issuances”:
“Borrowing Base” means the “Borrowing Base” as defined in and as determined from time to time pursuant to the Senior Credit Agreement; provided that the Borrowing Base under such Credit Facility is determined on a basis substantially consistent with customary terms for oil and gas secured reserve based loan transactions and has a lender group that includes one or more commercial financial institutions which engage in oil and gas reserve based lending in the ordinary course of their respective businesses.
“Credit Facility” means, with respect to the Company or any of its Restricted Subsidiaries, an indebtedness facility or other financing arrangement (including, without limitation, the Senior Credit Agreement, commercial paper facilities, letters of credit facilities, bankers’ acceptances or indentures), in each case with banks or other institutional lenders that engage in making bank loans or similar extensions of credit in the ordinary course, providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other borrowings, in each case, as amended, restated, modified, renewed, extended, refunded, replaced or refinanced (in each case, without limitation as to amount), in whole or in part, from time to time (other than, for the avoidance of doubt, all of the Unsecured Notes).

“Unsecured Notes” means any unsecured notes issued by the Company or any Restricted Subsidiary.
The following clauses in the definition of “Permitted Liens” contained in Section 201 of the Indenture are hereby amended with respect to the Notes to read as follows:
(1) Liens securing Indebtedness incurred under Credit Facilities pursuant to clause (1) of the second paragraph of Section 1111 of this Supplemental Indenture; provided that the aggregate amount of such indebtedness does not exceed the aggregate amount that would be allowed under clause (1) of the second paragraph of Section 1111 of this Supplemental Indenture and, provided, further, that no such Liens are contractually subordinated to any other such Liens;
(18) Liens securing Permitted Refinancing Indebtedness of the Company or a Restricted Subsidiary permitted and incurred under clause (5) of the definition of “Permitted Debt” to refinance Indebtedness of the Company or a Restricted Subsidiary that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder;
The first sentence of the fourth paragraph of Section 1111 of the Indenture is hereby amended with respect to the Notes to read as follows:
For purposes of determining compliance with this Section 1111, (a) in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (2) through (15) of this Section 1111, or is entitled to be incurred or issued pursuant to the first paragraph of Section 1111, the Company will be permitted to divide and classify such item on the date of its incurrence or issuance, or later divide and reclassify all or a portion of such item, in any manner that complies with this Section 1111 and (b) all Indebtedness outstanding on the Issue Date under the Senior Credit Agreement shall be deemed incurred on the Issue Date under clause (1) of the second paragraph of this Section 1111.

ARTICLE II
MISCELLANEOUS PROVISIONS
Section 2.1    Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.
Section 2.2    Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby, and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.
Section 2.3    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 2.4    Successors. All agreements of the Company and the Subsidiary Guarantors in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
Section 2.5    Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.
Section 2.6    Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the fullest extent permitted by law.
Section 2.7     Disclaimer. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the Subsidiary Guarantors, and the Trustee makes any representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.
Section 2.8    Effectiveness. The provisions of this Supplemental Indenture shall be effective upon execution of this instrument by each of the parties hereto.

Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the payment by the Company, pursuant to the Consent Solicitation, of the Consent Fee (as defined therein) to all holders of the Notes entitled thereto, with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such payment shall not occur. The Company shall notify the Trustee in writing promptly after the occurrence of such payment or promptly after the Company shall determine that such payment will not occur.
Section 2.9 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.
COMPANY:

OASIS PETROLEUM INC.

By:    /s/ Michael H. Lou
Michael H. Lou
Executive Vice President and Chief
Financial Officer

SUBSIDIARY GUARANTORS:

OASIS MIDSTREAM SERVICES LLC
OASIS PETROLEUM LLC
OASIS PETROLEUM NORTH AMERICA LLC
OASIS WELL SERVICES LLC
OASIS PETROLEUM MARKETING LLC

By:    /s/ Michael H. Lou
Michael H. Lou
Executive Vice President and Chief
Financial Officer

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:/s/ Shazia Flores
Shazia Flores
Vice President